SEVERANCE AND RELEASE AGREEMENT

THIS SEVERANCE AND RELEASE AGREEMENT is made and entered into as of the 12th day of April 2002 by and between ALPHANET SOLUTIONS, INC., a New Jersey corporation (the “Company”), and VINCENT TINEBRA (“Employee”), residing at 5 Overlook Drive, Holmdel, New Jersey 07733-1315.

1.	Employee hereby voluntarily resigns his employment and all offices held with the Company effective April 12, 2002 (the “Resignation Date”). For the period from April 12, 2002 through May 10, 2002 (the “Consulting Period”), Employee agrees to (a) make himself reasonably available to the Company for consultation during regular business hours and (b) render active assistance to the Company in transitioning responsibility for supervision of client accounts, including, without limitation, the Company’s Goldman, Sachs account, to such person or persons as the Company may designate.

2.	In consideration for the Waiver and Release and other obligations of Employee set forth herein, the Company will continue to pay Employee his current biweekly salary of $10,000, payable in biweekly installments, and his current car allowance of $850 per month, all such amounts being subject to and less applicable withholding, for thirty (30) weeks from the Resignation Date, as defined in Paragraph 1 above (the “Salary Continuation Period”). During the Salary Continuation Period, if Employee is currently participating in Company benefit plans, the Company will continue to include Employee in the Company’s medical and dental insurance plans on the same basis as those benefits are provided to active employees, including the requirement for employee contribution, to the extent that such inclusion is permissible under those plans. The aforementioned medical and dental insurance coverage shall continue until the end of the Salary Continuation Period or until Employee obtains other full-time employment, whichever occurs first. Employee agrees to notify the Company in writing within five (5) business days of obtaining such other full-time employment. At the end of the Salary Continuation Period or upon obtaining other full-time employment, whichever occurs first, Employee may continue his Company group medical insurance benefits at his own sole expense to the extent allowed under applicable law. In the event of a strategic disposition or liquidation of the Company, the Company will see to it that the Company’s obligations under this Agreement continue to be performed.

3.	The Company will pay to Employee all vacation pay earned and unused as of the Resignation Date. However, Employee will not accrue nor be entitled to any additional vacation following the Resignation Date and, except as set forth above, will not be eligible for any fringe benefits, including, without limitation, short-term disability, long-term disability or 401(k) contributions during the Salary Continuation Period. Pursuant to the terms of the Company’s 1995 Stock Plan, any stock options previously issued to Employee which have vested as of the Resignation Date may be exercised by Employee for up to 90 days following the Resignation Date, subject to any applicable “quiet periods” and other Securities and Exchange Commission (“SEC”) rules and regulations. All stock options previously issued to Employee which have not vested as of the Resignation Date shall have no further force or effect. Employee represents, warrants and acknowledges that the Company owes him no wages, bonuses, sick pay, personal leave pay, vacation pay or other compensation or benefits or payments or form of remuneration of any kind or nature, other than that specifically provided for in this Agreement.

4.	Employee agrees that he will not at any time disclose or use any confidential/proprietary information, knowledge or data acquired or developed during his employment with the Company or enable others to make use of confidential/proprietary information of or relating to the Company obtained during his employment. Further, Employee acknowledges that he has not and agrees that he will not at any time engage in any conduct injurious to the Company’s interests or reputation, including but not limited to publicly disparaging (or inducing or encouraging others to publicly disparage) the Company. The term “disparage” includes, without limitation, comments or statements to the press, other employees of the Company or any individual or entity with whom the Company has a relationship or potential relationship that would adversely affect in any manner : (a) the conduct of the Company’s business; or (b) the reputation of the Company or any of the Company’s current or former directors, officers, employees, agents or assigns. In the event the Company receives requests for information about Employee from prospective employers, the Company will respond to such requests with a letter stating as follows: “To Whom It May Concern: From March 2001 to April 2002, Vince Tinebra was employed by AlphaNet Solutions, Inc. as its President & COO.” Employee specifically agrees and acknowledges that the relationships between the Company and its employees are valuable assets of the Company deserving protection from solicitation to assist the Company in its legitimate interest in maintaining a stable workforce, and because of this interest, Employee agrees that during the term of the Consulting Period and the Salary Continuation Period, Employee will not directly or indirectly recruit, solicit, divert or employ any person who is an employee of the Company. Employee also specifically agrees and acknowledges that because of the Company’s valuable interest in its customer relationships, during the term of the Consulting Period and the Salary Continuation Period, Employee will not directly or indirectly solicit, service, have contact with or divert any entity which is, as of the Resignation Date, or was during the immediate six (6) month period prior thereto, a customer of the Company, and that Employee will not at any time take any action or do anything which unfairly or unlawfully impairs or damages the business prospects or goodwill of the Company.

5.	Employee agrees that during the Salary Continuation Period and for such time thereafter as the Company may reasonably require, he will cooperate with the Company in the defense of any litigation filed against the Company, including, without limitation, that certain litigation captioned “xxxxxxx and xxxxxxx v. AlphaNet Solutions, Inc. et al.” (the “Current Litigation”), which is currently venued in the Superior Court of New Jersey (Bergen County, Law Division) and in which he has been named as an individual defendant. Such cooperation shall include, but not be limited to, making himself available to the Company’s outside counsel as and when reasonably requested by the Company. The Company will represent Employee in the Current Litigation on the terms previously set forth in the March 27, 2002 letter to Employee from Company’s counsel, Epstein, Becker & Green. The Company will represent Employee in any other litigation against him arising out of his service as an officer of the Company unless, in the Company’s reasonable judgment, a conflict-of-interest makes it impracticable or inadvisable for the Company to do so. Employee acknowledges and agrees that the payments and other consideration as set out in this Agreement have not been established with reference to, nor are they in any way predicated upon, the undertakings set forth in this paragraph, and that such payments and other consideration would have been, and will be, the same without regard to the pendency or status of the above-referenced litigation. The Company represents to Employee that, through the Resignation Date, Employee has been an insured party under the Company’s current Directors and Officers insurance coverage.

6.	WAIVER AND RELEASE BY EMPLOYEE. In consideration of the payments and other consideration as set out in this Agreement, Employee, for himself, his marital community, his heirs, executors, administrators, successors and assigns, hereby knowingly and voluntarily waives, releases, acquits and forever discharges the Company, and all of its current and former affiliates, partners, subsidiaries and their respective agents, officers, directors, shareholders, employees, agents and assigns from any liability, action, suit, claim, damages, judgment, known or unknown, liquidated or unliquidated, fixed or contingent, which he has ever had or ever may have arising out of or in conjunction with his employment with the Company or any of its predecessors or affiliates or the termination thereof, including, without limitation, claims under federal, state or local common law or statute, as well as any form of employment discrimination prohibited under Title VII of the Civil Rights Act of 1964, as amended, the Older Workers Benefit Protection Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, ERISA, the Rehabilitation Act of 1973, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, and any other local, state or federal anti-discrimination law or ordinance, any applicable collective bargaining agreement, any applicable wage and hour laws, and from wrongful discharge, severance pay, breach of contract, breach of any express or implied promise, retaliation, breach of public policy, defamation, negligence or other tortious conduct, or any other theory, whether legal or equitable which have arisen prior to or as of the date of execution of this Agreement. Further, Employee promises never to challenge this Agreement or to attempt to sue the Company or any released party or individual with respect to matters arising out of or in conjunction with his employment with the Company. The parties intend this release to be a general release of any and all claims to the fullest extent permissible by law.

7.	Employee recognizes that as part of his agreement to release any and all claims as set forth above, he is releasing claims for age discrimination under the Age Discrimination in Employment Act, although Employee has never asserted such claims. Accordingly, Employee has a right to reflect upon this Agreement for a period of twenty-one (21) days before executing it, and he has an additional period of seven (7) days after executing this Agreement to revoke it under the terms of the Older Workers Benefit Protection Act. This Agreement shall be effective upon the expiration of the seven (7) day revocation period. By his signature set forth below, Employee represents and warrants that he has been advised to consult with an attorney of his choosing, that he has been given a reasonable amount of time to consider this Agreement, and that if he signs this Agreement prior to the expiration of the twenty-one (21) day review period, he is voluntarily and knowingly waiving his twenty-one (21) day review period.

8.	Employee covenants that he has not commenced, and will not commence, legal proceedings of any type, whether on his own behalf or on behalf of any other person or entity, against the Company or individuals or entities released in this Agreement, or any of their respective successors or assigns, and further covenants not to maintain, join or assist in any such legal proceeding, suit, charge or action.

9.	If Employee breaches his promise in paragraph 8 and files a lawsuit based on legal claims that Employee has released, Employee will pay for all costs incurred by the Company, any related subsidiaries, officers or employees of any of them including reasonable attorneys’ fees, in defending against Employee’s claims. Employee will also return all sums which were paid to him pursuant to this Agreement, including interest thereon at the highest rate allowed under law.

10.	Employee agrees to keep the terms of this Agreement strictly confidential and not to disclose those terms to anyone, except his current spouse, attorney or tax advisor, unless compelled to do so by compulsory court process. The parties agree that this confidentiality provision is a material term of this Agreement.

11.	If any portion of this Agreement shall be held invalid by a court of competent jurisdiction, the validity of the remainder of this Agreement shall not be affected.

12.	In consideration of the payments and benefits described in Paragraph 2 hereof, Employee hereby expressly reaffirms and agrees to be bound by all of the covenants including, without limitation, the non-compete and non-solicitation covenants, set forth in the Confidentiality/Non-Solicitation Agreement executed by Employee and the Company on March 21, 2001, a copy of which is attached hereto and incorporated herein by reference. This Agreement constitutes and contains the complete understanding of Employee and the Company with respect to the subject matter addressed in this Agreement and supersedes and replaces all prior negotiations, if any, and all agreements, whether written or oral, concerning Employee’s employment with the Company and the termination thereof, including, without limitation, the change-of-control agreement entered into by the Company and Employee on March 16, 2001, which change-of-control agreement shall have no further force or effect. Employee acknowledges that the Company has made no promises to Employee other than those in this Agreement.

13.	This Agreement shall be governed by and construed and interpreted in accordance with New Jersey law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ALPHANET SOLUTIONS INC. By———————————— Authorized Officer Dated: —————————	VINCENT TINEBRA By———————————— Vincent Tinebra Dated: —————————

YOU EXPRESSLY ACKNOWLEDGE, REPRESENT AND WARRANT THAT YOU HAVE READ THIS AGREEEMENT CAREFULLY; THAT YOU FULLY UNDERSTAND THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT; THAT THE COMPANY HAS ADVISED YOU TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT; THAT YOU HAVE HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY; THAT YOU UNDERSTAND THAT THIS AGREEMENT HAS BINDING LEGAL EFFECT; AND THAT YOU HAVE EXECUTED THIS AGREEMENT FREELY, KNOWINGLY AND VOLUNTARILY.

—————————————— Vincent Tinebra Dated: ———————————